EXHIBIT 99.1

Investor Relations
(314) 812-0590


St. Louis, Missouri, May 18, 1998 . . . Agribrands International, Inc. announced today that it has elected not to fund under and will not close the $110 million revolving Credit Agreement arranged prior to the company's spin-off from Ralston Purina Company on April 1, 1998.

The Company indicated that, having evaluated its financial position after the spin-off, management concluded the Company has sufficient financial flexibility and cash reserves without the credit facility.

As a result of this decision, the Company will report a $2.5 million non-cash charge in its third quarter to write-off deferred financing costs associated with the facility.

The Company expressed its pleasure with the acceptance its affiliates received from banks in their local markets in the weeks following the spin-off. This, in combination with the funding provided to the Company by Ralston at the time of the spin-off, has provided a reasonable level of financial flexibility and makes it difficult to justify the additional cost of the syndicated facility. The Company expressed its appreciation for the efforts made by the participants in the syndication. The syndication process enabled the Company to develop relationships with a strong group of international banks and the Company looks forward to working with the banks on other projects in the future.

Agribrands is a leading international manufacturer of agricultural animal feeds and nutritional products.